Exhibit 3.10

CARDSTAR PUBLISHING, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

This Amended and Restated Operating Agreement of CARDSTAR PUBLISHING, LLC, a District of Columbia limited liability company (the “Company”), is entered as of February 24, 2011, by CARDSTAR, INC., a Delaware corporation (the “Sole Member”), pursuant to the provisions of the District of Columbia Limited Liability Company Act (the “Act”) as follows:

1. Name. The name of the Company is “CardStar Publishing, LLC.”

2. Purposes and Powers. The Company is organized for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the laws of the District of Columbia. The Company shall have the power to make and perform all contracts and to engage in all activities and transactions necessary or advisable to carry out the purposes of the Company, and all other powers available to it as a limited liability company under the laws of the District of Columbia.

3. Member. The business address of the Sole Member is set forth on Exhibit A. The membership interest and capital contribution of the Sole Member are set forth in Exhibit A. Exhibit A may be amended from time to time to admit additional members to the Company upon the consent or approval of the Sole Member.

4. Principal Office. The principal office of the Company shall be at 1616 Anderson Road, Suite 229, McLean, VA 22102, or such other place as the Sole Member may from time to time designate.

5. Registered Agent and Office. The name and address of the registered agent and office for service of process of the Company in the District of Columbia shall be Danny Espinoza, 3151 Tennyson Street, NW, Washington, DC 20015, or such other agent or office in the District of Columbia as the Sole Member may from time to time designate.

6. Term. The Company commenced upon the filing of the Company’s Articles of Organization with the Department of Consumer and Regulatory Affairs of the District of Columbia and shall continue unless the Company is earlier dissolved by the Sole Member.

7. Capital Contributions. The Sole Member has made a capital contribution to the Company, and shall initially have the membership percentage listed beside the Sole Member’s name in Exhibit A.

8. Allocations. All income, gains and losses will be allocated to the account of the Sole Member.

9. Distributions. The Sole Member may receive distributions if, upon the winding up of the Company, the assets or proceeds available would exceed the amount required for the payment and discharge of all of the Company’s debts and liabilities. Other than as stated above, the Sole Member may, in its discretion, cause the Company to make distributions to the Sole Member, which may include a return of all or any part of the Sole Member’s contribution.

10. Management. The management and operation of the Company are vested exclusively in the Sole Member. The Sole Member shall have the power on behalf and in the name of the Company to carry out and implement any and all of the objects and purposes of the Company.

11. Amendment. The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the Sole Member.

12. Amendment and Restatement of Prior Operating Agreement. This Agreement amends and restates in all respects that certain Limited Liability Company Operating Agreement of the Company dated as of February 26, 2010.

13. Binding Agreement. This Agreement shall be binding upon the successors of the Sole Member.

14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the District of Columbia.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has signed this AMENDED AND RESTATED OPERATING AGREEMENT as of the day and year first above written.

SOLE MEMBER:

CARDSTAR, INC.

By:	/s/ MICHAEL R. PRATT

Name:	MICHAEL R. PRATT

Title:	COO

EXHIBIT A

SCHEDULE OF MEMBERS

Name and Address	Capital Contributions	Membership Interest
CARDSTAR, INC. 1616 Anderson Road Suite 229 McLean, VA 22102	$1,000.00	100.00%

TOTAL:	$1,000.00	100.00%